Exhibit 99.1

FOR IMMEDIATE RELEASE

                                  NEWS RELEASE

       eieiHome.com Inc. To Acquire Wireless Telecommunication Company
           For Global Redistribution Of Surplus Cellular Telephones

New York and Toronto - August 14, 2000 - eieiHome.com Inc. (OTCBB:EIEI) and The Wireless Stock Xchange Inc. ("TWSX") today announced that they have signed a letter of intent for the acquisition by eieiHome.com of all of the shares of TWSX in exchange for 33 million common shares of eieiHome.com. Upon completion of the acquisition, the shareholders of TWSX will have a 67% controlling interest in eieiHome.com and the name of the company will be changed to The Wireless Stock Xchange, Inc. The completion of the transaction is subject to certain conditions precedent including, but not limited to, due diligence by the parties, the negotiation of final contracts, and the approval of the shareholders of eieiHome.com and TWSX.

The Wireless Stock Xchange, Inc. is a Delaware corporation founded to provide a seamless global supply of refurbished cellular phones and other wireless appliances through a global re-valuing program in conjunction with the International Vision Calls Foundation. The International Vision Calls Foundation is a non-profit foundation which works in collaboration with and in support of the World Health Organization /Vision 2020: Right to Sight Initiative. This non-profit foundation has created an international network for the collection of wireless surplus assets, beginning with the collection of deactivated cellular phones. These wireless products are sold to The Wireless Stock Xchange with the proceeds used for the Foundation's blind humanitarian mandate. TWSX will refurbish these cellular telephones and sell them, mainly to emerging economies to help seed their wireless infrastructures. This new hybrid of charity and capitalism is being called "Venture Philanthropy". The world's blind community, developing nations, the environment and TWSX's shareholders all stand to benefit from this new business concept.

            Mr. John Simmonds, the CEO of eieiHome.com stated "The acquisition of the Wireless Stock Xchange will complete our transition from an internet to a wireless telecommunications company. We have a unique opportunity to build a global venture serving both humanitarian and profit objectives."

            Mr. Ernest Kolenda, President of TWSX, stated " TWSX was born from the necessity to provide The International Vision Calls Foundation a world wide network to revalue and market the surplus wireless products, thereby creating a sustainable revenue channel for the foundation's charitable mission .The resources and management talents of eieiHome will help TWSX realize its business vision. We want to establish our refurbishing and sales networks as soon as possible, in order to meet the goals of our shareholders and assist the International Vision Calls Foundation in its humanitarian mandate."

EieiHome.com Inc. is a Delaware corporation whose shares are quoted on the NASDAQ Bulletin Board.

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For further information contact:

       John Simmonds, eieiHome.com                       905-837-9909

       Andrew Harrison, The Wireless Stock Xchange       416-725-1334, ext. 227